Exhibit 3.1

FIFTH AMENDMENT TO BYLAWS

OF

SFBC INTERNATIONAL, INC.

As Adopted on

February 8, 2006

The following amendment to the Bylaws was adopted with Article I, Sections 4 and 8, Article II, Section 13, Article III, Sections 1 and 2, and Article IV, Sections 1 and 2 deleted and replaced by the following:

Article I. Meeting of Stockholders

Section 4.  Notice.  Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the meeting, either personally or by first class mail, by or at the direction of the chief executive officer and president, the secretary, or the officer or persons calling the meeting to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage there on prepaid. The provisions of Section 229 of the Delaware General Corporation Law (the "DGCL") as to waiver of notice are applicable.

Section 8.  Voting of Shares.  Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

Treasury shares, shares of stock of this Corporation owned by another corporation, the majority of the voting stock of which is owned or controlled by this Corporation, and shares of stock of this Corporation, held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

A stockholder may vote either in person or by proxy executed in writing by the stockholder or his duly authorized attorney-in-fact.

At each election for directors every stockholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected at that time and for whose election he has a right to vote.

Shares standing in the name of another corporation, domestic or foreign, may be voted by the officer, agent, or proxy designated by the bylaws of the corporate stockholder; or, in the absence of any applicable bylaw, by such person as the Board of Directors of the corporate stockholder may designate. Proof of such designation may be made by presentation of a certified copy of the bylaws or other instrument of the corporate stockholder.  In the absence of any such designation, or in case of conflicting designation by the corporate stockholder, the chairman of the board, the chief executive officer, the president, any vice president, secretary and treasurer of the corporate stockholder shall be presumed to possess, in that order, authority to vote such shares.

Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name.  Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court by which such receiver was appointed.

A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee or his nominee shall be entitled to vote the shares so transferred.

On and after the date on which written notice of redemption of redeemable shares has been mailed to the holders thereof and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, such shares shall not be entitled to vote on any matter and shall not be deemed to be outstanding shares.

Article II. Directors

Section 13.  Time, Notice and Call of Meetings.  Regular meetings of the Board of Directors shall be held without notice on the second Tuesday of September of each year.  Notice of the time and place of special meetings of the Board of Directors shall be given to each director by either personal delivery, any form of electronic or telephonic notice including facsimile transmission, as long as the director is able to retain a copy of the notice, or telegram at least one day before the meeting.

Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all obligations to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place.  Notice of any such adjourned meeting shall be given to the directors who were not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

Meetings of the Board of Directors may be called by the chief executive officer and president of the Corporation or by any director.

Members of the Board of Directors may participate in a meeting of such Board by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time.  Participation by such means shall constitute presence in person at a meeting.

Article III. Officers

Section 1.  Officers.  The officers of this Corporation shall consist of a chief executive officer and president, the president of early clinical development and laboratory services, vice president of finance and any other vice presidents designated by the Board of Directors, secretary, and treasurer, and such other officers as may be designated by the Board of Directors, each of whom shall be elected by the Board of Directors from time to time.  Any two or more offices may be held by the same person.  The failure to elect any of the above officers shall not affect the existence of this Corporation.

Section 2.  Duties.  The officers of this Corporation shall have the following duties and such other duties as delegated by the chief executive officer and  president.

The chief executive officer and president of the Corporation shall (i) have general and active management of the business and affairs of the Corporation and (ii) be the chief executive officer and chief operating officer of the Corporation, both roles subject to the directions of the Board of Directors.

The president of early clinical development and laboratory services shall be the head of the Corporation’s United States Phase I and early Phase II operations and bioanalytical laboratory services, including bioanalytical laboratories.

The vice president of finance shall be the chief financial officer, be primarily responsible for all filings with the Securities and Exchange Commission and shall act whenever the chief executive officer and president shall be unavailable.  He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation and shall perform such other duties as the bylaws provide or the Board of Directors may prescribe.

The chief accounting officer shall keep correct and complete records of account, showing accurately at all times the financial condition of the corporation.  The chief accounting officer may also be the chief financial officer.  If the chief accounting officer is not also the chief financial officer, he shall provide assistance to the chief financial officer and act whenever the chief financial officer shall be unavailable.

Any other vice president(s) shall perform such duties as may be prescribed by the Board of Directors or the chief executive officer and president and shall act whenever the chief executive officer and president and chief financial officer shall be unavailable.

The secretary shall have custody of and maintain all of the corporate records except the financial records, shall record the minutes of all meetings of the stockholders and whenever else required by the Board of Directors or the chief executive officer and president, and shall perform such other duties as may be prescribed by the Board of Directors.

The treasurer shall be the legal custodian of all monies, notes, securities and other valuables that may from time to time come into the possession of the Corporation.  He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depositary to be designated by the Board of Directors and shall keep this bank account in the name of the Corporation.

Article IV. Stock Certificates

Section 1.  Issuance.  Every holder of shares in this Corporation shall be entitled to have a certificate, representing all shares to which he is entitled.  No certificate shall be issued for any share until such share is fully paid.

Section 2.  Form.  Certificates representing shares in this Corporation shall be signed by the chief executive officer and president or vice president and the secretary or an assistant secretary or treasurer or assistant treasurer and may be sealed with the seal of this Corporation or a facsimile thereof.  The signature of the chief executive officer and president or vice president and the secretary or assistant secretary or treasurer or assistant treasurer may be facsimiles if the certificate is manually signed on behalf of a transfer agent or a registrar, other than the Corporation itself or an employee of the Corporation.  In case any officer who signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

Every certificate representing shares issued by this Corporation shall set forth or fairly summarize upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge a full statement of, the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, and the variations in the relative rights and preferences between the shares of each series so far as the same have been fixed and determined, and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

Every certificate representing shares which are restricted as to the sale, disposition, or other transfer of such shares shall state that such shares are restricted as to transfer and shall set forth or fairly summarize upon the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge a full statement of, such restrictions.

Each certificate representing shares shall state upon its face:  the name of the Corporation; that the Corporation is organized under the laws of this state; the name of the person or persons to whom issued; the number and class of shares, and the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate, or a statement that the shares are without par value.